Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 2:

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

New York, New York

April 14, 2015